EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

        We consent to the incorporation by reference in the Registration Statements on Form S-8 of Aventis listed below of our report dated February 4, 2003, on the consolidated balance sheets of Aventis and its subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of income and cash flows for each of the years in the three-year period ended December 31, 2002, which is included in the Annual Report on Form 20-F of Aventis for the year ended December 31, 2002:

SEC File No.	Subject
333-103579	Aventis Pharmaceuticals Savings Plan
333-102125	Aventis Stock Option Plan 2002
333-100510	Aventis Pharmaceuticals Puerto Rico Savings plan
333-90446	Aventis Horizon 2002 Stock Purchase Plan
333-14234	Aventis 2001 Stock Option Plan
333-13118	Aventis 2000 Stock Option Plan
333-12686	1999/2000 Aventis Stock Option Plans
333-12684	Aventis Horizon Stock Purchase Plan
333-12474	Merial 401(k) Savings Plan
333-11832	Aventis Behring LLC Employee Savings Plan
333-11332	Aventis CropScience USA Holding, Inc. Savings Plan
333-11252	Hoechst 1998 and 1999 Stock Option Plans
333-11250	Aventis Pharmaceuticals Savings Plan
33-8701	Rhône-Poulenc Rorer Employee Savings Plan
33-8318	Rhône-Poulenc 1994, 1995, and 1997 Stock Option Plans
33-8160	Rhône-Poulenc Rorer Inc. 1995 Equity Compensation Plan,
Rhône-Poulenc Rorer Inc. Amended and Restated Stock Plan,
Rhône-Poulenc Rorer Employee Savings Plan,
Aventis Behring (formerly Centeon) LLC Employee Savings Plan, and Aventis (formerly Centeon) BioServices, Inc. Employee Savings Plan

March 7, 2003

        PricewaterhouseCoopers (Paris)